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                                                                    EXHIBIT 99.1


        IRVINE, Calif., March 20. -- Fidelity National Financial, Inc. (NYSE:FNF), today announced that it has completed its acquisition of Chicago Title Corporation, bringing together two of the top companies in the title insurance and real estate services business to form the market leader. The parent company will continue under the Fidelity National Financial, Inc. name and each of the major title insurance subsidiaries now owned by Fidelity National Financial -- Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title -- will continue to operate as independent brands.

        William P. Foley, II, Chairman and Chief Executive Officer of Fidelity said, "This merger makes possible the fulfillment of our vision: to be the industry leader, capable of providing superior customer service and equally outstanding returns to shareholders. We have created the blueprint for being a champion in the changing real estate services marketplace of the new millennium."

        Foley added, "Together, we outperform our competition in all facets of our business: commercial real estate, residential loan origination and other lender products. We will work vigorously to maintain and enhance our industry leading position by combining two great organizations without losing the qualities that made both companies great in the first place."

        Patrick F. Stone, President and Chief Operating Officer stated, "This merger is a culmination of our goal -- to build not only the top company in our industry, but the model organization for our business. The complementary strengths of Fidelity National and Chicago Title will create the unparalleled leader in the real estate services industry."

        Fidelity is now the largest title insurer and provider of real estate-related products and services in the world, distinguished by an unsurpassed distribution system comprising more than 1,000 offices and 7,000 agents, leading market share in excess of 30 percent, geographic diversity, complementary business mixes and the strongest financial position in the industry.

        In 1999, pro forma revenue and net earnings on a combined basis were $3.4 billion and $177 million, respectively, prior to cost savings, synergies, the impact of goodwill and other one-time charges. At December 31, 1999, the combined entity had total assets approaching $3 billion and net worth of approximately $1 billion, prior to adjustments related to purchase accounting, making it the largest and best capitalized company in the industry. The new organization also has total cash and investments of approximately $2.0 billion.

        The new company has a number one or number two market share position in all but a handful of states. It is the market share leader in many of the highest revenue states including California, Texas, New York and Illinois.

        Joining the board of Fidelity are four former Chicago Title board members: John J. Burns Jr., President and Chief Executive Officer of Alleghany Corporation (New York), Chicago Title's parent company from 1985-1998; John F. Farrell Jr., Chairman, Automatic Service Co.; Philip G. Heasley, Vice Chairman, U.S. Bancorp; and Richard P. Toft, Chairman and Chief Executive Officer, Alleghany Asset Management Inc.


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        Headquartered in Irvine, California, Fidelity National Financial, Inc.
is the nation's leading title insurance and diversified real estate-related services business. The company's title insurance underwriters --Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title -- together issue approximately 30 percent of all title insurance policies nationally. The company provides title insurance in 49 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands and Canada. In addition, Fidelity, through its principal subsidiaries, performs other real estate-related services such as escrow, appraisal services, collection and trust activities, real estate information and technology services, trustee's sale guarantees, credit reporting, attorney services, flood certifications, real estate tax services, reconveyances, recording, foreclosure publishing and posting services and exchange intermediary services in connection with real estate transactions.

        Certain statements in this Press Release are forward-looking statements concerning the benefits which Fidelity anticipates as a result of its acquisition of Chicago Title. Because such forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, without limitation, changes in general economic conditions, either nationally or in the regions in which Fidelity and Chicago Title operate; competitive pressures in the title insurance and other title and real estate related services industries and legislative or regulatory changes that adversely affect our operations, along with other factors discussed in our filings with the Securities and Exchange Commission.

        More information about the company can be found on Fidelity's web site, located at www.fnf.com. Information about Chicago Title's products and services is available at www.ctt.com.


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